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                                                                  Exhibit (a)(1)


PRELIMINARY COMMUNICATION


SUBJECT TO COMPLETION


                            TEAM AMERICA CORPORATION

                        OFFER TO PURCHASE FOR CASH UP TO
                         2,175,492 OF ITS COMMON SHARES
                             AT A PURCHASE PRICE OF
                                $6.75 PER SHARE


     THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRES AT 12:00 P.M., EASTERN STANDARD TIME, ON DECEMBER 28, 2000, UNLESS THE OFFER IS EXTENDED.


     TEAM America Corporation, an Ohio corporation, (the "Company"), hereby offers to purchase from its shareholders common shares, without par value (the "Shares"), of the Company at $6.75 per Share, net to the seller in cash (the "Purchase Price"), as specified by tendering shareholders, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer").

     The Company will, upon the terms and subject to the conditions of the Offer, accept for payment, and thereby purchase, up to 2,175,492 Shares validly tendered and not withdrawn, representing a total purchase of up to 50% of the outstanding shares of Company common stock on November 10, 2000, pursuant to the Offer. All Shares acquired in the Offer will be acquired at the Purchase Price. In the event more than 50% of the outstanding Shares are validly tendered and not withdrawn, the Company will accept for payment, and thereby purchase, Shares on a pro rata basis (adjusted downward to avoid acceptance for payment of fractional Shares) upon the terms and subject to the conditions of the Offer. See Section 1 of "The Offer" herein. Shares not purchased because of proration will be returned at the Company's expense.

     THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE
SECTION 6 OF "THE OFFER" HEREIN.

     The Shares are traded on the Nasdaq SmallCap Market ("Nasdaq") under the symbol "TMAM." On June 16, 2000, the last full trading day prior to the announcement of the Offer, the closing sales price per Share as reported on Nasdaq was $4.00. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES. See Section 7 of "The Offer" herein.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE OFFER. NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS, HOWEVER, MAKE ANY RECOMMENDATION TO SHAREHOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES. SHAREHOLDERS MUST INDIVIDUALLY MAKE THE DECISION WHETHER TO TENDER THEIR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. THE COMPANY HAS BEEN ADVISED THAT ONE DIRECTOR AND EXECUTIVE OFFICER INTENDS TO TENDER UP TO 150,000 SHARES PURSUANT TO THE OFFER. THE COMPANY, HOWEVER, DOES NOT KNOW AT THIS TIME THE ACTUAL TOTAL NUMBER OF SHARES THAT SUCH PERSONS WILL TENDER PURSUANT TO THE OFFER. SEE
SECTION 10 OF "THE OFFER" HEREIN.

     Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Company at the address and telephone numbers set forth on the back cover of this Offer to Purchase.


            The date of this offer to purchase is November 30, 2000.

                                   IMPORTANT

     Any shareholder wishing to tender all or any part of his or her Shares should either (a) complete and sign a Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver such Letter of Transmittal, together with any required signature guarantee, and any other required documents to National City Bank (the "Depositary"), at Corporate Trust Operations, Post Office Box 94720, Cleveland, Ohio 44101-4720 (by mail) or Corporate Trust Operations, 3rd Floor North Annex, 4100 West 150th Street, Cleveland, Ohio 44135-1385 (by hand or overnight delivery) or by facsimile at (216) 252-9163 (if delivery is to be made by an Eligible Institution, which shall mean a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an "eligible institution," as such term is defined in Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended) and either mail or deliver the certificates for such tendered Shares to the Depositary (together with any other documents required by the Letter of Transmittal) or tender such Shares pursuant to the procedure for book-entry transfer set forth in Section 3 of "The Offer" herein, or (b) request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. Holders of Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee should contact such person if they desire to tender their Shares. Any shareholder who desires to tender Shares and whose certificates for such Shares are not immediately available or cannot be delivered to the Depositary or who cannot comply with the procedure for book-entry transfer or whose other required documents cannot be delivered to the Depositary, in any case, by the expiration of the Offer must tender such Shares pursuant to the guaranteed delivery procedure set forth in
Section 3 of "The Offer" herein.


     TO VALIDLY TENDER SHARES, SHAREHOLDERS MUST COMPLETE AND EXECUTE THE LETTER OF TRANSMITTAL AND THE DEPOSITARY MUST RECEIVE SUCH LETTER OF TRANSMITTAL NO LATER THAN 12:00 P.M. ON DECEMBER 28, 2000.


     NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER SHAREHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH RECOMMENDATION AND SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

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

                               TABLE OF CONTENTS

                          SECTION                             PAGE
                          -------                             ----
Summary Term Sheet..........................................    4
Introduction................................................    7
The Merger Agreement........................................    8
The Offer...................................................   13
   1. Number of Shares; Proration...........................   13
   2. Purpose of the Offer; Certain Effects of the Offer....   14
   3. Procedures for Tendering Shares.......................   16
   4. Withdrawal Rights.....................................   19
   5. Purchase of Shares and Payment of Purchase Price......   20
   6. Certain Conditions of the Offer.......................   20
   7. Price Range of Shares.................................   21
   8. Source and Amount of Funds............................   22
   9. Certain Information Concerning the Company............   23
  10. Interest of Directors and Officers and Principal
      Shareholders; Transactions and Arrangements Concerning
      Shares................................................   24
  11. Effects of the Offer on the Market for Shares;
     Registration under the Exchange Act....................   25
  12. Certain Legal Matters; Regulatory Approvals...........   26
  13. Certain United States Federal Income Tax
     Consequences...........................................   26
  14. Extension of the Offer; Termination; Amendment........   27
  15. Fees and Expenses.....................................   28
  16. Miscellaneous.........................................   28
Further Information.........................................   29

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

                               SUMMARY TERM SHEET

     This general summary is provided for the convenience of the Company's shareholders and is qualified in its entirety by reference to the full text and more specific details of this Offer to Purchase and the related Letter of Transmittal.

THE COMPANY.................... TEAM America Corporation, an Ohio corporation, with principal executive offices at 110 East
                                Wilson Bridge Road, Worthington, Ohio 43085.

THE SHARES..................... Shares of the Company's Common Stock, no par
                                value.

NUMBER OF SHARES TO BE
PURCHASED...................... 2,175,492 Shares (or such lesser number of
                                Shares as are validly tendered and not
                                withdrawn), representing a total of up to 50% of the outstanding shares on November 10, 2000 pursuant to the Offer.

PURCHASE PRICE................. $6.75 per share, net to the seller in cash. All
                                Shares acquired in the Offer will be acquired at the Purchase Price.

FINANCING OF THE OFFER......... The Company will pay for Shares purchased pursuant to the Offer from a line of credit provided by Provident Bank, with such funds to be wired to the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from the Company and transmitting payment to the tendering shareholders.


MARKET PRICE OF SHARES......... On November 24, 2000, the closing price of the
                                Shares on the Nasdaq SmallCap Market was $4.72 per Share. See Section 7 of "The Offer" herein.


CONDITIONS TO THE OFFER........ The Offer is subject to certain conditions, including the approval of the Merger by TEAM
                                America's shareholders. See Section 6 of "The Offer" herein.

HOW TO TENDER SHARES........... For Shares to be validly tendered pursuant to the Offer (a) the certificates for such Shares (or confirmation of receipt of such Shares pursuant to the procedure for book-entry transfer), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), including any required signature guarantees, and any other documents required by the Letter of Transmittal, must be received by the Expiration Time by the Depositary at its address set forth on the back cover of this Offer to Purchase, or (b) the tendering shareholder must comply with the guaranteed delivery procedure. See Section 3 of "The Offer" herein. Call the Company at (614) 848-3995 or consult your broker for assistance.

BROKERAGE COMMISSIONS.......... Tendering shareholders who hold Shares in their own name and who tender their Shares directly to the Depositary will not be obligated to pay brokerage commissions. Shareholders holding Shares through brokers or banks are urged to consult the brokers or banks to determine whether the transaction costs are applicable if shareholders tender Shares through the brokers or banks and not directly to the Depositary.

STOCK TRANSFER TAX............. None, if payment is made to the registered holder.


EXPIRATION TIME................ 12:00 p.m., Eastern Standard Time, on December
                                28, 2000, the date set for the Special Meeting of Shareholders called for the purpose of voting upon the Merger proposal, at which time no additional shares may be tendered or withdrawn, unless the Offer is extended by the Company.


PRORATION DATE................. As soon as practicable after the Expiration
                                Time.

PAYMENT DATE................... As soon as practicable after the consummation of the Merger, at which time those shares which been validly tendered and not withdrawn will be accepted for payment (subject to proration). See
                                Section 1 of "The Offer" herein.

POSITION OF THE COMPANY AND ITS
BOARD OF DIRECTORS............. Neither the Company nor its board of directors makes any recommendation to any shareholder as to whether to tender or refrain from tendering Shares.

WITHDRAWAL RIGHTS.............. Tendered Shares may be withdrawn at any time until the Expiration Time. Additionally, if not yet accepted for payment after the expiration of forty business days from the commencement of the Tender Offer, shareholders may withdraw their tendered shares. For a withdrawal to be effective, a notice of

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

                                withdrawal must be in written form and
                                transmitted by mail, overnight courier,
                                hand-delivery, telegraph, telex or facsimile and must be received in a timely manner by the Depositary at the address set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the tendering shareholder, the number of Shares to be withdrawn and the name of the registered holder of such Shares. See Section 4 of "The Offer" herein.

PRORATION...................... In the event more than 50% of the outstanding
                                Shares are validly tendered and not withdrawn, the Company will accept for payment, and thereby purchase, Shares on a pro rata basis (adjusted downward to avoid acceptance for payment of fractional Shares).

THE MERGER..................... On June 16, 2000, the Company entered into a definitive merger agreement (the "Merger
                                Agreement") with Mucho.com, Inc., a Nevada corporation ("Mucho"), and TEAM Merger Corporation, a Nevada Corporation and wholly owned subsidiary of the Company ("Merger Sub"), whereby Merger Sub will be merged with and into Mucho and Mucho will become a wholly owned subsidiary of the Company.

THE MERGER CONSIDERATION....... Pursuant to the Agreement, shares of Mucho common stock, outstanding options and warrants, are to be converted into a total of 5,925,925 shares of Company common stock. Upon consummation of the Merger, former holders of Mucho common stock, options and warrants will hold approximately 46.0 % of the outstanding common stock of the Company, exclusive of the 2,222,222 shares of the Merger Consideration which shall be held in escrow until certain conditions have been met. If a total of 50% of the outstanding shares are validly tendered and accepted for payment by the Company, then former holders of Mucho common stock, options and warrants will hold approximately 63.0% of the outstanding common stock of the Company.

VALUE OF THE MERGER
CONSIDERATION.................. The Company will issue a total of 5,925,925 shares of its common stock for all of the outstanding common stock and options of Mucho. As of July 31, 2000, there were 38,224,581 fully diluted shares of Mucho common stock outstanding. Consequently, Mucho shareholders will receive approximately 0.155 shares of TEAM America common stock for each share of Mucho common stock they hold. The total number of shares of TEAM America common stock to be distributed to Mucho shareholders will not increase even if Mucho issues additional stock or options or other securities. If Mucho were to issue additional stock or options or other securities, the number of TEAM America shares each existing Mucho shareholder receives would be reduced accordingly. TEAM America will not issue fractional shares in the Merger. Mucho shareholders will receive cash in lieu of fractional shares.

IMPACT THE MERGER MIGHT HAVE ON
AN INVESTOR'S DECISION TO
  TENDER SHARES................ If you believe that the Merger will be approved and that the value of the combined entity will be less than $6.75, you may consider tendering your shares.

IMPACT OF THE MERGER ON
SHAREHOLDERS THAT DO NOT TENDER
  SHARES....................... Shareholders who determine not to accept the
                                Offer will experience, as a result of the shares to be issued in the Merger, a proportionate decrease in their relative equity interest in the Company, and thus, in the Company's future earnings and assets. If the maximum of 2,175,492 shares, representing 50% of the outstanding shares of the Company on November 10, 2000 are validly tendered and accepted for payment by the Company, current TEAM America shareholders will hold approximately 26.7% of the outstanding shares of the Company following the issuance of 5,925,925 shares of common stock to the current holders of Mucho common stock pursuant to the Merger.

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

SHAREHOLDER APPROVAL
REQUIRED....................... Shareholders of record on November 10, 2000, will be asked to approve the Merger. The Tender Offer is conditioned upon the approval of the Merger and shareholders who wish to tender their shares will be eligible to vote upon the approval of the Merger.

FEDERAL INCOME TAX
CONSEQUENCES................... A United States Holder participating in the
                                Offer will be treated either as having sold
                                Shares or as having received a dividend
                                distribution from the Company. In that regard, under Section 302 of the Code, a United States Holder whose Shares are sold pursuant to the Offer will be treated as having sold Shares if the sale (i) results in a "complete termination" of all of such holder's equity interest in the Company, (ii) is a "substantially disproportionate" redemption with respect to such holder or (iii) is "not essentially equivalent to a dividend" with respect to such holder. In applying each of the Section 302 tests, a United States Holder will be treated as owning Shares actually or constructively owned by certain related individuals and entities.

FEDERAL INCOME TAX RATES....... If a United States Holder is treated as having sold Shares, such holder will recognize capital gain or loss equal to the difference between the amount of cash received and such holder's adjusted tax basis in the Shares sold to the Company. In the case of an individual United States Holder whose holding period for such Shares exceeds one year, the maximum marginal United States federal income tax rate of 20% applicable to such gain will be lower than the maximum marginal United States federal income tax rate applicable to ordinary income of 39.6%.

FURTHER INFORMATION............ Any questions, requests for assistance or requests for additional copies of this Offer to Purchase, the Letter of Transmittal or other tender offer materials may be directed to Kevin
                                T. Costello, President and Chief Executive
                                Officer, TEAM America Corporation, 110 East
                                Wilson Bridge Road, Worthington, Ohio 43085,
                                (614) 848-3995.

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

                       TO THE HOLDERS OF COMMON SHARES OF
                           TEAM AMERICA CORPORATION:

                                  INTRODUCTION

     TEAM America Corporation, an Ohio corporation (the "Company"), hereby invites its shareholders to tender its Common Shares, without par value (the "Shares"), to the Company at $6.75 per Share, net to the seller in cash (the "Purchase Price"), as specified by tendering shareholders, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer").

     The Company will, upon the terms and subject to the conditions of the Offer, accept for payment, and thereby purchase, up to 2,175,492 Shares validly tendered and not withdrawn. All Shares acquired in the Offer will be acquired at the Purchase Price. In the event more than 2,175,492 Shares, representing over 50% of the Company's outstanding Shares, are validly tendered and not withdrawn, the Company will accept for payment, and thereby purchase, Shares on a pro rata basis (adjusted downward to avoid acceptance for payment of fractional Shares) upon the terms and subject to the conditions of the Offer. See Section 1 of "The Offer" herein. Shares not purchased because of proration will be returned at the Company's expense. The Company reserves the right, in its sole discretion, to purchase a total of 50% of the Shares then outstanding pursuant to the Offer. See Section 14 of "The Offer" herein.

     THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE
SECTION 6 OF "THE OFFER" HEREIN.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE OFFER. NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS, HOWEVER, MAKE ANY RECOMMENDATION TO SHAREHOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES. SHAREHOLDERS MUST INDIVIDUALLY MAKE THE DECISION WHETHER TO TENDER THEIR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. THE COMPANY HAS BEEN ADVISED THAT ONE DIRECTOR AND EXECUTIVE OFFICER INTENDS TO TENDER UP TO 150,000 SHARES PURSUANT TO THE OFFER. THE COMPANY, HOWEVER, DOES NOT KNOW AT THIS TIME THE ACTUAL TOTAL NUMBER OF SHARES THAT SUCH PERSONS WILL TENDER PURSUANT TO THE OFFER. SEE
SECTION 10 OF "THE OFFER" HEREIN.

     The Purchase Price will be paid net to the tendering shareholder in cash for all Shares purchased. Tendering shareholders who hold Shares in their own name and who tender their Shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Company pursuant to the Offer. Shareholders holding Shares registered in the name of brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if shareholders tender Shares through the brokers or banks and not directly to the Depositary.

     Any tendering shareholder or other payee who fails to complete, sign and return to National City Bank (the "Depositary") the substitute Form W-9 included as part of the Letter of Transmittal may be subject to required United States federal income tax back-up withholding of 31% of the gross proceeds payable to the tendering shareholder or other payee pursuant to the Offer. See Section 3 of "The Offer" herein.

     The Company will pay all fees and expenses of the Depositary incurred in connection with the Offer. See Section 15 of "The Offer" herein.

     On June 16, 2000, the Company entered into a definitive merger agreement (the "Merger Agreement") with Mucho.com, Inc., a Nevada corporation ("Mucho"), and Team Merger Corporation, a Nevada Corporation and wholly owned subsidiary of the Company ("Merger Sub"), whereby Merger Sub will be merged with and into Mucho and Mucho will become a wholly owned subsidiary of the Company (the "Merger"). Pursuant to the Agreement, shares of Mucho common stock, outstanding options and warrants, are to be converted into a total of 5,925,925 shares of Company common stock (the "Merger Consideration"). Upon consummation of the Merger, former Mucho shareholders will hold approximately 46.0% of the outstanding common stock of the Company, exclusive of the 2,222,222 shares of Company common stock which shall be held in escrow until certain conditions have been met. If a total of 50% of the outstanding shares are validly tendered and accepted for payment by the Company, then former Mucho shareholders will hold approximately 63.0% of the outstanding common stock of the Company. This Offer is conditioned upon the approval of the Merger by TEAM America's shareholders.

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

     In accordance with the terms of the Agreement, following the consummation of the Merger, the Company will purchase up to 50% of the outstanding Shares of the Company's common stock at a purchase price of $6.75 per share. Payment for the tendered Shares is to be provided from cash or an irrevocable line of credit from Provident Bank to be made available to the Depositary, as agent for the holders of the Company's Shares tendered pursuant to the Offer. By the terms of the Merger Agreement, Merger Sub shall be merged with and into Mucho, and Mucho will become a wholly owned subsidiary of the Company.

     The Offer provides shareholders who are considering a sale of all or a portion of their Shares with the opportunity, subject to the terms and conditions of the Offer, to sell those Shares for cash. In addition, the Offer may give shareholders the opportunity to sell at prices greater than market prices prevailing prior to the announcement of the Offer. On June 16, 2000, the last full trading day prior to the announcement of the Offer, the closing sales price per Share as reported on Nasdaq was $4.00. The $6.75 purchase price represents a premium of $2.75 over the June 16, 2000 closing sales price. Shareholders are urged to obtain current market quotations for the Shares. See
Section 7 of "The Offer" herein.

     The Offer also allows shareholders to sell a portion of their Shares while retaining a continuing equity interest in the Company. Shareholders who determine not to accept the Offer will experience, as a result of the Shares to be issued in the Merger, a proportionate decrease in their relative equity interest in the Company, and thus in the Company's future earnings and assets. If the maximum of 2,175,984 shares, representing 50% of the outstanding shares of the Company on November 10, 2000 are validly tendered and accepted for payment by the Company, current TEAM America shareholders will hold approximately 26.7% of the outstanding Shares of the Company following the issuance of up to 5,925,925 shares of common stock to the current Mucho shareholders. Shareholders who determine not to accept the offer should consider that the Company will not be limited in its right to issue additional Shares, and other equity securities in the future. In determining whether to tender Shares pursuant to the Offer, shareholders should also consider the possibility that they may be able to sell their Shares in the future on Nasdaq or otherwise at a net price higher than the Purchase Price. Shareholders should also consider the possibility that, following completion of the Offer, they may not be able to sell their Shares in the future on Nasdaq or otherwise at a net price as high as the Purchase Price. In particular, shareholders should consider that the Company may not satisfy Nasdaq listing standards. See Sections 2 and 11 of "The Offer" herein.

     As of the close of business on November 10, 2000, the Company had 4,350,984 issued and outstanding Shares and 1,600,000 Shares reserved for issuance upon the exercise of options to purchase Shares granted under the Company's stock option plans (collectively, the "Plans"). Of these reserved Shares, 1,362,470 options have been granted; however 853,970 of these options have an exercise price above the Purchase Price. See Section 10 of "The Offer" herein. The Company is not, in connection with the Offer, offering to cancel for cash any options outstanding under the Plans and tenders of options will not be accepted. See Section 3 of "The Offer" herein.

     The 2,175,492 Shares that the Company is offering to purchase pursuant to the Offer represent 50% of the Shares outstanding on November 10, 2000 (approximately 41% assuming exercise of outstanding exercisable options). The Shares are listed and traded on Nasdaq under the symbol "TMAM." On June 16, 2000, the last full trading day prior to the announcement of the offer, the closing sales price per share as reported on Nasdaq was $4.00. Shareholders are urged to obtain current market quotations for the shares. See Section 7 of "The Offer" herein.

                              THE MERGER AGREEMENT

     The Company, Merger Sub and Mucho entered into an agreement and plan of merger on June 16, 2000 (the "Merger Agreement"), whereby Merger Sub is to be merged with and into Mucho and Mucho will become a wholly owned subsidiary of the Company. The Merger will be effective upon the filing of a certificate of merger with the Secretary of State of Nevada. The Boards of Directors of both the Company and Mucho approved the Merger and recommended that their respective shareholders vote in favor of the transaction. The Company's board of directors is soliciting proxies in favor of the Merger, which will have no impact on the Tender other than the fact that the Company's obligations to accept shares for payment is conditioned upon the approval of the Merger by the Company's shareholders. As of November 10, 2000, certain Mucho shareholders collectively own 1,399,752 shares of the Company's common stock. The terms and conditions of the Merger Agreement were established through arms-length negotiations between the Company, Mucho, Merger Sub and their respective counsel. For more information regarding the Merger, please refer to the Company's Registration Statement on Form S-4 filed with the SEC on August 11, 2000, and as may be amended from time to time (the "Form S-4").

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

CONVERSION OF MUCHO COMMON STOCK

     Pursuant to the Agreement, all of the outstanding Mucho common stock, warrants and options, specifically excluding shares of Mucho common stock held in the Treasury of Mucho, which shall be cancelled, shall be converted into the right to receive that number of shares of Company Shares determined by multiplying the number of shares of Mucho common stock by the Exchange Ratio, which is equal to 5,925,925 diluted shares of Company Shares divided by the number of diluted shares of Mucho common stock outstanding (including (i) all issued and outstanding shares of Mucho common stock; (ii) all outstanding shares of other classes of Mucho voting capital stock, including, but not limited to, shares of Mucho preferred stock, giving effect to the conversion of such capital stock; (iii) all warrants; (iv) all stock options; (v) all other derivative securities of any kind or nature; and (vi) any other debt or equity securities convertible into shares of Mucho capital stock, giving effect to the conversion of such debt or equity). As of July 31, 2000, there were 38,224,581 fully diluted shares of Mucho common stock outstanding. Consequently, Mucho shareholders will receive approximately 0.155 shares of TEAM America common stock for each share of Mucho common stock they hold. The TEAM America common stock to be issued to the Mucho shareholders is valued at $6.75 per share. Based upon this valuation, the aggregate value of TEAM America common stock to be issued in the merger is approximately $40,000,000. The total number of shares of TEAM America common stock to be distributed to Mucho shareholders will not increase even if Mucho issues additional stock or options or other securities. If Mucho were to issue additional stock or options or other securities, the number of TEAM America shares each existing Mucho shareholder receives would be reduced accordingly. TEAM America will not issue fractional shares in the Merger. Mucho shareholders will receive cash in lieu of fractional shares. Following the merger, assuming that no shares are tendered and that the escrowed shares are included, the principal shareholders, directors and executives of the Company will beneficially own approximately 64.2% of the Company's outstanding common stock.

     Following the conversion of Mucho common stock into shares of Company Shares, former Mucho shareholders will hold as much as 57.7% of the issued and outstanding shares of Company Shares, dependent upon the number of shares validly tendered and accepted for payment by the Company, pursuant to this Offer.

THE COMPANY'S REASONS FOR THE MERGER AND RECOMMENDATION OF TEAM AMERICA'S BOARD OF DIRECTORS

     The Company's board of directors believes that the terms of the Merger, including the amount of consideration to be paid to Mucho's shareholders, are fair to TEAM America's shareholders and in the best interest of the Company for the following reasons:

     - the potential impact of not being web-enabled on TEAM America's ability to maintain historical rates of growth and profit margins and the consequences on TEAM America's assets, obligations, operations, earnings and prospects as well as its prospects in the PEO industry, and those of the industry in which TEAM America competes, including management's concern regarding TEAM America's ability to maintain historical rates of growth and profit margins;

     - the strategic fit of TEAM America and Mucho, including the belief that the combination has the potential to enhance shareholder value through increased growth opportunities, cost savings achievable by combining the two businesses and the synergies resulting from the combination of the two companies' strengths, technologies and other assets;

     - the potential to accelerate the adoption of PEO services through the networking opportunities with small businesses that a business-to-business Internet service provider provides as a result of:

       (1) increased marketing opportunities, and

       (2) increased products and services that can be offered to small business;

     - the ability to expand the provision of TEAM America's services to Mucho's members and Mucho's services to TEAM America's clients;

     - the opportunity to provide liquidity to TEAM America's shareholders through a tender offer at a price of $6.75 per share which represents a premium over $3.63, the per share closing sale price of TEAM America's common stock on June 15, 2000, the day prior to the board's approval of the Merger, and a premium of $0.38 over the per share book value of TEAM America's common stock on June 30, 2000;

     - the results of the board of director's market solicitation conducted by Raymond James, TEAM America's financial advisors, to determine whether there were other strategic alternatives for TEAM America including seeking out other online business centers and PEOs to acquire TEAM America;

     - the written opinion of Raymond James, financial advisors to the board, dated June 30, 2000, that, as of June 15, 2000, and based on the considerations set forth in the opinion, the payment of $6.75 per share to the holders of TEAM America's common stock who tender their shares in the tender offer is fair from a financial point of view to TEAM America's shareholders who tender their shares. See "Opinion of TEAM America's Financial Advisor;"

     - the information and presentations by TEAM America's management and legal and financial advisors concerning the results of their business and legal due diligence, including the business, technology, operations, financial conditions, customer relationships and prospects of both TEAM America and Mucho and the potential synergies resulting from combining these businesses;

     - the benefit that TEAM America would remain a public entity after the Merger was completed providing continued liquidity to its shareholders;

     - the opportunity that the combined companies will have to raise capital in the public markets which otherwise would not be available to either TEAM America or Mucho;

     - the fact that Mucho's obligation to complete the Merger is subject to its arranging of financing for the tender offer; and

     - the terms of the Merger Agreement and the related escrow agreement, including the amount of consideration to be received by the Mucho shareholders, the hold back of the 2,222,222 shares of TEAM America stock held in escrow to be earned upon the obtainment of performance goals by Mucho following the Merger, and Mucho's obligation to arrange financing for the tender offer.

     TEAM America's board of directors also considered the potential adverse effects and risks associated with the transaction with Mucho and the combined company, including those risks set forth in the section titled "Risk Factors" in the Form S-4 and concluded that the potential benefits of the transaction with Mucho outweighed the potential adverse effects and risks. The list of potential adverse effects and risks considered by the board included, but was not limited to, the following:

     - the challenges of combining and integrating the businesses, assets and workforces of two major companies and the risks of not achieving the expected operating efficiencies or growth;

     - the risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the transaction contemplated in the Merger Agreement;

     - the risk that the transactions contemplated in the Merger Agreement will not be consummated.

     - the possibility that the customers of TEAM America and Mucho could suffer during the transition to a web-enabled PEO;

     - the inclusion in the Merger Agreement of:

       (1) a non-solicitation provision restricting the ability of our management to seek change of control transactions during the period prior to the closing of the agreement, and

       (2) provisions requiring the payment of termination fees to the owners of Mucho under specified circumstances;

     - the risk that Mucho has a limited operating history and that Mucho had no revenue through June 30, 2000;

     - the risk that the Merger will result in new management of TEAM America;

     - the risk that TEAM America did not receive a fairness opinion from a financial advisor as to the fairness, from a financial point of view, of the Merger to TEAM America and its shareholders; and

     - the impact of the 600,000 options granted to Mr. Costello vesting upon the completion of the Merger.

     This discussion of the information and factors considered by TEAM America's board is not intended to be exhaustive, but includes the material factors considered. In view of the variety of material factors considered in connection with the evaluation of the Merger and the related transactions, TEAM America's board of directors did not find it practicable to quantify or otherwise assign relative weights or rank to the factors it considered in approving the transactions. In considering the factors described above, individual members of the board may have given different weight to various ones. Instead, TEAM America's board of directors considered all these factors as a whole and overall considered them to be favorable and to support its recommendation.

     The board of directors did not attempt to determine the liquidation value of TEAM America because they believed that such a measure of asset value is not relevant in determining the value of TEAM America as a going concern. The board of directors was aware that some directors and members of management have interests in the Merger that are separate from the interests of the shareholders of TEAM America generally. See "The Merger -- Interests of TEAM America's Directors and Officers in the Merger." On balance, the board viewed such interests as neutral to their determination because of their belief that such interests are customary and reasonable under all of the circumstances.

     The foregoing discussion of the information and factors considered by the board of directors is not meant to be exhaustive, but includes the principal factors considered by the board. The board of directors did not specifically adopt the conclusions of the opinion of its financial advisors. The fairness opinion relating to the consideration to be paid to shareholders tendering their shares was only one of many factors considered by the board in their evaluation of the Merger.

     In light of the variety of factors considered by the board of directors, the board did not quantify or otherwise attempt to assign relative weights to the specific factors considered in making its determination. However, in the view of the board of directors, the potentially negative factors they considered were not sufficient, either individually or collectively, to outweigh the positive factors relating to the Merger.

     Consequently, after considering all of the factors set forth above, together with an analysis of the presentations of management and TEAM America's legal and financial advisors, the board determined that the terms and conditions of the Merger are fair and in the best interest of TEAM America and its shareholders.

CORPORATE GOVERNANCE

     At the Effective Time of the Merger, there will be significant changes to the governance of the Company. Pursuant to Sections 10.1(m) and 10.2(k) of the Agreement, certain key shareholders of the Company and Mucho, including Kevin T. Costello, William W. Johnston, and Crystal Faulkner (the "TEAM Shareholders") and S. Cash Nickerson, James Tharin, Jose Blanco, David Waal, and Jay Strauss ("Mucho Shareholders" and together with the TEAM Shareholders the "Key Shareholders") shall have entered into a voting agreement, which provides that each of the Key Shareholders shall vote in favor of the nine members of TEAM America's board of directors designated after the Merger.

     In addition, in accordance with the terms of the Agreement, S. Cash Nickerson will become the Company's Chairman of the board of directors and Chief Executive Officer; Kevin T. Costello will remain the Company's President and shall assume the position of Chief Operating Officer; Jose Blanco shall be the Chief Financial Officer of the Company; Thomas L. Gerlacher shall be the Chief Accounting Officer; and Jay R. Strauss shall be Chief Legal Officer.

     Upon consummation of the Merger, the principal shareholders, including the Key Shareholders, directors elected pursuant to the Voting Agreement and the executive officers, which shall be appointed pursuant to the Merger Agreement, will control the Company.

AMENDMENT TO TEAM AMERICA'S ARTICLES OF INCORPORATION

     In connection with the Merger, TEAM America and Mucho have agreed to amend TEAM America's articles of incorporation and code of regulations. The form of amended articles of incorporation of TEAM America is set forth as Appendix D to the Form S-4. The form of the amended code of regulations of TEAM America is set forth as Appendix E to the Form S-4.

     Adoption of the Merger Agreement and approval of the Merger will constitute approval of the amendments to TEAM America's articles of incorporation and code of regulations.

     TEAM America's articles of incorporation are being amended as follows:

     - TEAM America's name will be changed to TEAM Mucho, Inc.; and

     - the number of authorized shares of TEAM America stock will be increased from 10,000,000 to 50,000,000.

     TEAM America's code of regulations will be amended as follows:

     - the number of directors of the TEAM Mucho will be increased to nine; and

     - the duties of the chief executive officer and the president will be revised.

ESCROW OF CONVERTED STOCK

     As part of the negotiations between TEAM America and Mucho, the parties determined that the relative value of Mucho the component of the on-going enterprise depended on the ability to raise additional equity funding and satisfy revenue-related performance criteria. Accordingly, TEAM America required that S. Cash Nickerson, Jay Strauss, Jose Blanco, David Waal, Tom Anderson, Joseph Ryan, Bryan Harmes, Joseph Knotek and Michael Weldon, some of Mucho's founding shareholders, place a total of 2,222,222 shares of Company Shares to be received by them in the Merger into escrow. These Mucho shareholders who enter into the escrow agreement will receive half of the escrowed shares on a pro rata basis if Stonehenge Opportunity Fund, LLC or its affiliates, business partners or other investors obtained or arranged by Stonehenge provide $10 million in private equity financing on behalf of TEAM America prior to December 31, 2001. If Stonehenge provides $10 million in private equity financing, the remaining half of the escrowed shares will be released on a pro rata basis to the Mucho shareholders who escrowed shares, if, in any consecutive three-month period prior to December 31, 2002, the Company's operating revenue from Mucho's Internet operations plus incremental Company PEO gross margin in excess of eight percent (8%) over TEAM America's prior year's gross margin during the same three-month period is $2 million or greater. If Stonehenge does not raise the $10 million in private equity financing, the Mucho shareholders who enter into the escrow agreement will receive half of the escrowed shares on a pro rata basis if the Company raises $15 million in equity financing prior to December 31, 2001. The Mucho shareholders will receive the remaining half of the escrowed shares on a pro rata basis if Mucho earns $2 million of operating revenue from its Internet operations in any consecutive three-month period prior to December 31, 2002, provided that the Company has raised $15 million in equity financing. The Mucho shareholders who enter into the escrow agreement will have no right to the Company Shares held in escrow if the performance criteria for the release of such Shares held in escrow have not been satisfied on or before the dates set forth above.

CONDITIONS TO THE MERGER

     The Merger Agreement also contains conditions that TEAM America, Merger Sub, and Mucho each must satisfy before any of them are obligated to complete the Merger. These conditions may be amended or waived prior to the time the Merger becomes effective if such amendment or waiver is in writing and signed by both TEAM America and Mucho in the case of an amendment or, in the case of a waiver, by the party against whom the waiver is to be effective. There shall be no amendment that requires further approval by the shareholders of TEAM America or Mucho, as the case may be, unless further shareholder approval is required by law. These conditions require that:

     - Mucho and TEAM America obtain adoption of the Merger Agreement and approval of the Merger from their shareholders;

     - the expiration or early termination of any applicable waiting period under the Hart-Scott-Rodino Act;

     - no legal injunction, order or decree be in effect that would prevent completion of the Merger or tender offer as contemplated by the parties in the Merger Agreement;

     - S. Cash Nickerson, Jose Blanco, Thomas Gerlacher and Jay Strauss shall have each entered into employment agreements with TEAM Mucho;

     - Key Shareholders of TEAM America and Mucho shall have entered into a voting agreement;

     - the SEC shall have declared effective the Form S-4 Registration Statement regarding the Merger; and

     - holders of not more than 5% of Mucho's outstanding stock notify Mucho in accordance with Nevada law of their intention to assert dissenters' rights.

TERMINATION

     In addition, the Merger Agreement provides conditions under which TEAM America or Mucho may terminate the Merger Agreement, several of which are customary in this type of transaction. The Merger Agreement also allows for termination under the following circumstances:

     - if either TEAM America or Mucho receive a bona fide proposal to acquire, directly or indirectly, more than 50% of the then outstanding shares of such company's respective common stock for consideration of cash and/or securities on terms that the board of directors of the company receiving such superior proposal determines in its good faith judgment to be more favorable to the holders of that company's common stock than the transactions provided for in the Merger Agreement, then the board of directors of such company may withdraw its recommendation of the transactions, including the Merger, contemplated in the Merger Agreement, provided that the party receiving the superior proposal provides written notice to the other party to the Merger Agreement of such proposal and such other company does not, within seven business days of receipt of such notice, make an offer at least as favorable as the superior proposal; or

     - if the Merger has not been consummated by December 31, 2000.

     If either TEAM America or Mucho approves a bona fide offer to acquire more than 50% of their company's then outstanding common stock, the company that approves the offer will owe a $1.5 million termination fee to the other company. In addition, if the Mucho shareholders do not approve the Merger, TEAM America may receive a $1.5 million termination fee.

                                   THE OFFER

1. NUMBER OF SHARES; PRORATION.

     Upon the terms and subject to the conditions of the Offer, the Company will purchase 2,175,492 Shares or such lesser number of Shares as are validly tendered and not withdrawn prior to the Expiration Time (as defined below) at a price of $6.75 per Share, net to the seller in cash.


     The term "Expiration Time" means at 12:00 p.m., Eastern Standard Time, on December 28, 2000, the date of the Special Meeting of Shareholders called for the purpose of voting upon the Merger Proposal, at which time no additional shares may be tendered or withdrawn, unless and until the Company, in its sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term "Expiration Time" shall refer to the latest time and date at which the Offer, as so extended by the Company, shall expire. See Section 14 of "The Offer" herein for a description of the Company's right to extend, delay, terminate or amend the Offer.


     The term "Payment Date" means as soon as practicable following the consummation of the Merger, at which time those shares which have been validly tendered and not withdrawn prior to such time will be accepted for payment (subject to proration) unless and until the Company, in its sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term "Payment Date" shall refer to the latest time and date, as so extended by the Company, shall expire. Any delays in payment that occur will be subject to the Company's obligation to promptly pay shareholders or return the shares.

     The Company reserves the right, in its sole discretion, to purchase up to 2,175,492 Shares (representing 50% of the Company's outstanding Shares) pursuant to the Offer. In the event of an over-subscription of the Offer, Shares validly tendered and not properly withdrawn prior to the Expiration Time will be subject to proration, as described below. The proration period expires as soon as practicable after the Expiration Time.

     If:

     - the Company changes the Purchase Price from $6.75 per Share;

     - the Company decreases the number of Shares being sought; and

     - the Offer is scheduled to expire at any time earlier than the expiration of the period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in Section 14 of "The Offer" herein, then the Offer will be extended until the expiration of such period of ten business days.

     THE OFFER IS NOT CONDITIONED ON THE TENDER OF ANY MINIMUM NUMBER OF SHARES. THE OFFER, HOWEVER, IS SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 6 OF "THE OFFER" HEREIN.

     If the number of Shares validly tendered and not withdrawn prior to the Expiration Time is less than or equal to 2,175,492 the Company will, upon the terms and subject to the conditions of the Offer, accept for payment and thereafter purchase, all Shares so tendered at the Purchase Price on the Payment Date, which is as soon as practicable after the consummation of the Merger. All Shares tendered and not purchased pursuant to the Offer, including Shares not purchased because of proration, will be returned to the tendering shareholders at the Company's expense as promptly as practicable following the Payment Date. The Company reserves the right, in its sole discretion to purchase up to 2,175,492 Shares (representing 50% of the Company's outstanding Shares) pursuant to the Offer. See Section 14 of "The Offer" herein.

     Priority of Purchases. Upon the terms and subject to the conditions of the Offer, if more than 2,175,492 Shares have been validly tendered, and not withdrawn, prior to the Expiration Time, the Company will accept for payment, and thereby purchase, validly tendered Shares on a pro rata basis (adjusted downward to avoid acceptance for payment of fractional Shares).

     Proration. In the event that proration of tendered Shares is required, the Company and the Depositary will determine the proration factor as soon as practicable following the Expiration Time. Proration for each shareholder tendering Shares will be based on the ratio of the number of Shares validly tendered and not properly withdrawn by such shareholder to the total number of Shares validly tendered and not properly withdrawn by all shareholders. For example, if a total of 3,000,000 shares are validly tendered and not withdrawn by all shareholders and an individual has validly tendered and not withdrawn 100,000 shares out of a total of 200,000 shares owned by the shareholder, then a total of 72,516 shares will be purchased from the individual shareholder as a result of the proration factor.

     The number of shares to be purchased will be adjusted downward to the nearest whole number to avoid acceptance for payment of fractional shares. As a result of the adjustment downward to avoid payment of fractional shares in the event that proration of tendered shares is required, the Company may not purchase a total of 50% of the shares then outstanding pursuant to the Offer. Because of the difficulty in determining the number of Shares validly tendered (including Shares tendered by guaranteed delivery procedures, as described in Section 3 of "The Offer" herein) and not properly withdrawn, the Company does not expect that it will be able to immediately announce the final proration factor or commence payment for any Shares purchased pursuant to the Offer. The preliminary results of any proration will be announced by press release as promptly as practicable after the Expiration Time. Shareholders may obtain preliminary proration information from the Company and may be able to obtain such information from their brokers.

     As described in Section 13 of "The Offer" herein, the number of Shares that the Company will purchase from a shareholder pursuant to the Offer may affect the United States federal income tax consequences to the shareholder of the purchase and, therefore, may be relevant to a shareholder's decision whether or not to tender Shares.

     This Offer to Purchase and the related Letter of Transmittal will be mailed to shareholders who were record holders of Shares as of October 16, 2000, and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the Company's shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2. PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER.

     The Offer provides shareholders who are considering a sale of all or a portion of their Shares with the opportunity, subject to the terms and conditions of the Offer, to sell such Shares for cash without, where Shares are tendered by the registered owner directly to the Depositary, the usual transaction costs associated with open market sales.

     The Offer also allows shareholders to sell a portion of their Shares while retaining a continuing equity interest in the Company. Shareholders who determine not to accept the Offer will experience, as a result of the shares to be issued in the Merger, a proportionate decrease in their relative equity interest in the Company, and thus, in the Company's future earnings and assets. If the maximum of 2,175,492 shares, representing 50% of the outstanding shares on November 10, 2000, are validly tendered prior to the Expiration Time and accepted for payment by the Company on the Payment Date, current TEAM America shareholders will hold approximately 26.7% of the outstanding shares of the surviving Company following the issuance of up to 5,925,925 shares of common stock to the current holders of Mucho common stock pursuant to the Merger, shareholders who determine not to accept the offer should also consider that the Company will not be limited in its right to issue additional Shares and other equity securities in the future. Shareholders may be able to sell non-tendered Shares in the future on Nasdaq or otherwise, including in connection with a sale of the Company, at a net price as high as or higher than the Purchase Price. The Company can give no assurance, however, as to the price at which a shareholder may be able to sell Shares in the future. Shareholders should also consider the possibility that, following completion of the Offer, they may not be able to sell their Shares in the future on Nasdaq or otherwise at a net price as high as the Purchase Price. In particular, shareholders should consider that the Company may not satisfy Nasdaq listing standards. Such a delisting of the Shares could result in a substantial decrease in the liquidity of the Shares and have a material adverse effect on the market value of the Shares. See Section 11 of "The Offer" herein.


     TEAM America's board of directors has determined that the Company's financial condition, outlook and current market conditions, including the recent trading prices of Shares, make this an attractive time to repurchase outstanding Shares. Pursuant to the Merger, however, current shareholders of the Company's common stock should also consider that they will no longer maintain as much control over the Company as they presently do, as a result of the issuance of up to 5,925,925 shares of common stock to current shareholders of Mucho. TEAM America's board of directors has determined that a tender offer at this time will afford the Company's shareholders, who are otherwise not entitled to dissenter's rights under Ohio law, with an opportunity to tender their Shares at a premium over the market price of $2.03 on November 24, 2000. Shareholders are urged to obtain current market quotations for the Shares. See Section 7 of "The Offer" herein. Finally, the Company, like the PEO industry generally, expects to face growing competitive threats from Internet-enabled providers of outsourced human resources. If the Company fails to respond to the threats and as a result, its results of operations and earnings decline, the trading price of the Company's common stock may continue to decline. Consequently, TEAM America's board of directors has determined that the Tender Offer, in conjunction with the Merger, presents an opportunity for current shareholders to obtain a premium over the closing sales price of the Company's common stock of $4.00 on June 16, 2000, the last full trading day prior to the announcement of the offer, while responding to the competitive threats from Internet-enabled providers of outsourced human resources. In the view of TEAM America's board of directors, the Offer represents an attractive investment that should benefit the Company and its shareholders over the long term by reducing the number of outstanding shares (subject to the increase in the number of outstanding shares as a result of the issuance of up to 5,925,925 to current shareholders of Mucho pursuant to the Merger) and by increasing shareholder value by making cash payments to shareholders who tender outstanding shares. In particular, the board of directors believes that the purchase of Shares at this time is consistent with the Company's long-term corporate goal of seeking to increase shareholder value.


     The board of directors considered a number of alternatives to this transaction. First, the board considered remaining an independent entity. The board rejected this alternative because it determined that it needed to be web-enabled if it expected to continue to grow. Second, the board considered remaining independent and developing its own Internet capabilities. The board rejected this idea because of the uncertainty of the cost involved in developing such a capability, the lack of capital to invest in such a venture, the amount of time it would take to become web-enabled and the fact that a Merger with Mucho would bring to TEAM America additional visibility due to Mucho's established market presence. Finally, TEAM America's board considered entering into a transaction with a party other than Mucho. TEAM America's financial advisor solicited offers from other companies that could provide similar web capabilities as Mucho. The results of the solicitations, however, failed to provide any offers that were as favorable as that received from Mucho or failed to offer a growth opportunity as favorable as a transaction with Mucho could provide.

     The funds required to complete the Offer and pay related expenses will be arranged for by Mucho, on behalf of the Company, either in cash by means of an irrevocable deposit or the establishment of an irrevocable line of credit accessible by the Depositary, as agent for the holders of the Company's Common Stock tendered pursuant to the Offer, in accordance with the terms of the Agreement, whereby Merger Sub will be merged with and into Mucho and Mucho will become a wholly owned subsidiary of the Company. Pursuant to the Agreement, shares of Mucho common stock, outstanding options and warrants, are to be converted into a total of 5,925,925 shares of Company Common Stock. If the maximum of 2,175,492 shares, representing 50% of the outstanding shares of the Company on November 10, 2000 are validly tendered and accepted for payment by the Company, current TEAM America shareholders will hold approximately 27% of the outstanding shares of the Company and current holders of Mucho Common Stock will hold approximately 73% of the outstanding shares of the Company. This Offer is conditioned upon the approval of the Merger by TEAM America's shareholders. See Sections 6 and 8 of "The Offer" herein.

     THE BOARD OF DIRECTORS HAS APPROVED THE OFFER. THE BOARD OF DIRECTORS CONSIDERED THE WRITTEN OPINION OF RAYMOND JAMES & ASSOCIATES, INC. IN DETERMINING THAT THE CASH CONSIDERATION OFFERED TO THE COMPANY'S SHAREHOLDERS IN THE TENDER OFFER IS FAIR FROM A FINANCIAL POINT OF VIEW TO SUCH SHAREHOLDERS. THE RAYMOND JONES OPINION, WHICH IS ADDRESSED TO THE COMPANY'S BOARD OF DIRECTORS, HOWEVER, IS DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE CASH CONSIDERATION OFFERED TO THE COMPANY'S SHAREHOLDERS IN THE TENDER OFFER, AS PROVIDED FOR IN THE MERGER AGREEMENT AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER SUCH SHAREHOLDER SHOULD TENDER THEIR SHARES. FURTHERMORE, NEITHER THE COMPANY, NOR ITS BOARD OF DIRECTORS MAKE ANY RECOMMENDATION TO SHAREHOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES AND NEITHER HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION. SHAREHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT WITH THEIR OWN INVESTMENT AND TAX ADVISORS AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER. THE COMPANY HAS BEEN ADVISED THAT CERTAIN OF ITS DIRECTORS, EXECUTIVE OFFICERS OR AFFILIATES CONTROLLED BY SUCH PERSONS INTEND TO TENDER SHARES PURSUANT TO THE OFFER. SEE SECTION 10 OF "THE OFFER" HEREIN.

     The Company may in the future purchase additional Shares on the open market, in private transactions, through tender offers or otherwise, subject to the approval of its board of directors. In particular, TEAM America's board of directors may repurchase Shares in the open market beginning after the expiration of the period of ten business days after the Payment Date. Future purchases by the Company may be on the same terms or on terms that are more or less favorable to shareholders than the terms of the Offer. Rule 13e-4 under the Securities Exchange Act of 1934 (the "Exchange Act") prohibits the Company and its affiliates from purchasing any Shares, other than pursuant to the Offer, until at least ten business days after the Payment Date. Any possible future purchases by the Company pursuant to this intention or otherwise will depend on many factors, including the market price of the Shares, the results of the Offer, the Company's business and financial position and general economic and market conditions.

     Shares the Company acquires pursuant to the Offer will be held in the Company's treasury (unless and until the Company determines to retire any such Shares) and will be available for the Company to issue without further shareholder action (except as required by applicable law or the rules applicable to companies with shares traded on Nasdaq or any other securities exchange on which the Shares may be listed) for purposes including, but not limited to the raising of additional capital for use in the Company's business and the satisfaction of obligations under existing or future employee benefit plans. The Company has no current plans for the issuance of Shares repurchased pursuant to the Offer by the Company. The repurchased Shares will be authorized but unissued Shares.

     Except as disclosed in this Offer to Purchase, the Company currently has no plans or proposals that relate to or would result in: (a) the acquisition by any person of additional securities of the Company or the disposition of securities of the Company; (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;
(c) any change in the present board of directors or management of the Company;
(d) any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company; (e) any other material change in the Company's corporate structure or business; (f) any change in the Company's articles of incorporation or code of regulations or other actions which may impede the acquisition of control of the Company by any person; (g) a class of equity security of the Company being delisted from a national securities exchange or ceasing to be authorized for quotation in an inter-dealer quotation system of a registered national securities association; (h) a class of equity security of the Company becoming eligible for termination of registration pursuant to
Section 12(g)(4) of the Exchange Act; or (i) the suspension of the Company's obligation to file reports pursuant to Section 15(d) of the Exchange Act. See "The Merger Agreement" above for a discussion of certain plans and/or agreements having a material impact on the Company's governance.

3. PROCEDURES FOR TENDERING SHARES.

     Valid Tender of Shares. For Shares to be validly tendered pursuant to the Offer (a) the certificates for such Shares (or confirmation of receipt of such Shares pursuant to the procedure for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), including any required signature guarantees, and any other documents required by the Letter of Transmittal, must be received by the Expiration Time by the Depositary at its address set forth on the back cover of this Offer to Purchase, or (b) the tendering shareholder must comply with the guaranteed delivery procedure set forth below.

     SHAREHOLDERS WHO HOLD SHARES THROUGH BROKERS OR BANKS ARE URGED TO CONSULT THE BROKERS OR BANKS TO DETERMINE WHETHER TRANSACTION COSTS ARE APPLICABLE IF SHAREHOLDERS TENDER SHARES THROUGH THE BROKERS OR BANKS AND NOT DIRECTLY TO THE DEPOSITARY.

     Signature Guarantees and Method of Delivery. No signature guarantee is required if: (i) the Letter of Transmittal is signed by the registered holder of the Shares (which term, for purposes of this Section 3 of "The Offer" herein, shall include any participant in The Depository Trust Company (the "Book-Entry Transfer Facility") whose name appears on a security position listing as the owner of the Shares) tendered therewith and such holder has not completed the box entitled "Special Payment Instructions" on the Letter of Transmittal; or
(ii) the Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing constituting an "Eligible Institution"). See Instruction 1 of the Letter of Transmittal. If a certificate for Shares is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or Shares not purchased or tendered are to be issued to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case, signed exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a timely confirmation of the book-entry transfer of the Shares into the Depositary's account at the Book-Entry Transfer Facility as described above), a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) and any other documents required by the Letter of Transmittal.

     THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING CERTIFICATES FOR SHARES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER. IF DELIVERY IS BY MAIL, THEN REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

     Book-Entry Delivery. The Depositary will establish an account with respect to the Shares for purposes of the Offer at the Book-Entry Transfer Facility within five business days after the date of this Offer to Purchase, and any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of the Shares by causing the Book-Entry Transfer Facility to transfer Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for transfer. Although delivery of Shares may be effected through a book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, either (i) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with any required signature guarantees and any other required documents must, in any case, be transmitted to and received by the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Time, or (ii) the guaranteed delivery procedure described below must be followed. DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     United States Federal Income Tax Backup Withholding. Under the United States federal income tax backup withholding rules, unless an exemption applies under the applicable law and regulations, 31% of the gross proceeds payable to a shareholder or other payee pursuant to the Offer must be withheld and remitted to the United States Internal Revenue Service (the "IRS"), unless the shareholder or other payee provides its taxpayer identification number (employer identification number or social security number) to the Depositary (as payor) and certifies under penalties of perjury that such number is correct. Therefore, each tendering shareholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding. If the Depositary is not provided with the correct taxpayer identification number, the United States Holder (as defined in Section 13 of "The Offer" herein) also may be subject to a penalty imposed by the IRS. If withholding results in an overpayment of taxes, a refund may be obtained. Certain "exempt recipients" (including, among others, all corporations and certain Non-United States Holders (as defined in Section 13 of "The Offer" herein)) are not subject to these backup withholding and information reporting requirements. In order for a Non-United States Holder to qualify as an exempt recipient, that shareholder must submit an IRS Form W-8 or a Substitute Form W-8, signed under penalties of perjury, attesting to that shareholder's exempt status. Such statements can be obtained from the Depositary. See Instruction 12 of the Letter of Transmittal.

     Withholding for Non-United States Holders. Even if a Non-United States Holder has provided the required certification to avoid backup withholding, the Depositary will withhold United States federal income taxes equal to 31% of the gross payments payable to a Non-United States Holder or such Holder's agent unless the Depositary determines that a reduced rate of withholding is available pursuant to a tax treaty or that an exemption from withholding is applicable because the gross proceeds are effectively connected with the conduct of a trade or business within the United States. In order to obtain a reduced rate of withholding pursuant to a tax treaty, a Non-United States Holder must deliver to the Depositary before the payment a properly completed and executed IRS Form 1001. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a Non-United States Holder must deliver to the Depositary a properly completed and executed IRS Form 4224. The Depositary will determine a shareholder's status as a Non-United States Holder and eligibility for a reduced rate of, or exemption from, withholding by reference to any outstanding certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g., IRS Form 1001 or IRS Form 4224) unless facts and circumstances indicate that such reliance is not warranted. A Non-United States Holder may be eligible to obtain a refund of all or a portion of any tax withheld if such Non-United States Holder meets those tests described in Section 13 of "The Offer" herein that would characterize the exchange as a sale (as opposed to a dividend) or is otherwise able to establish that no tax or a reduced amount of tax is due.

     NON-UNITED STATES HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF UNITED STATES FEDERAL INCOME TAX WITHHOLDING, INCLUDING ELIGIBILITY FOR A WITHHOLDING TAX REDUCTION OR EXEMPTION, AND THE REFUND PROCEDURE.

     Guaranteed Delivery. If a shareholder desires to tender Shares pursuant to the Offer and the shareholder's Share certificates are not immediately available or cannot be delivered to the Depositary prior to the Expiration Time (or the procedure for book-entry transfer cannot be completed on a timely basis) or if time will not permit all required documents to reach the Depositary prior to the Expiration Time, the Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

     (a) the tender is made by or through an Eligible Institution;

     (b) the Depositary receives by hand, mail, overnight courier, telegram or facsimile transmission, on or prior to the Expiration Time, a properly completed and duly executed Notice of Guaranteed Delivery in the form the Company has provided with this Offer to Purchase, including (where required) a signature guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery; and

     (c) the certificates for all tendered Shares, in proper form for transfer (or confirmation of book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) and any required signature guarantees or other documents required by the Letter of Transmittal, are received by the Depositary within three Nasdaq trading days after the date of receipt by the Depositary of the Notice of Guaranteed Delivery.

     Return of Tendered Shares. If any tendered Shares are not purchased, or if less than all Shares evidenced by a shareholder's certificates are tendered, certificates for unpurchased Shares will be returned as promptly as practicable after the Payment Date or termination of the Offer or, in the case of Shares tendered by book-entry transfer at the Book-Entry Transfer Facility, the Shares will be credited to the appropriate account maintained by the tendering shareholder at the Book-Entry Transfer Facility, in each case without expense to the shareholder.

     Company Option Plans. The Company is not offering, as part of the Offer, to cancel for cash any Options outstanding under the Company's Option Plans, and tenders of Options will not be accepted. Holders of Options who wish to participate in the Offer must exercise their Options and purchase Shares subject to the Option and then tender the Shares pursuant to the Offer; provided that, any exercise of an Option and tender of Shares is in accordance with the terms of the Option Plans and the Options and is in compliance with all applicable federal and state securities laws. In no event are any Options to be delivered to the Depositary in connection with a tender of Shares hereunder. An exercise of an Option cannot be revoked even if Shares received upon the exercise and tendered in the Offer are not purchased in the Offer for any reason.

     Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. Questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Company in its reasonable judgment, and its determination shall be final and binding on all parties. The Company reserves the absolute right to reject any or all tenders of any Shares that it determines are not in proper form or the acceptance for payment of or payment for which may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to any particular Shares or any particular shareholder. The Company's interpretation of the terms of the Offer will be final and binding on all parties. No tender of Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering shareholder or waived by the Company. Neither the Company, the Depositary nor any other person shall be obligated to give notice of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give any notice.

     Tendering Shareholder's Representation and Warranty; Company's Acceptance Constitutes an Agreement. A tender of Shares pursuant to any of the procedures described above will constitute the tendering shareholder's acceptance of the terms and conditions of the Offer, as well as the tendering shareholder's representation and warranty to the Company that, among other things, (a) the shareholder has a "net long position" (as defined in Rule 14e-4 promulgated by the Commission under the Exchange Act) in the Shares or equivalent securities at least equal to the Shares tendered within the meaning of Rule 14e-4 and (b) the tender of Shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender Shares for that person's own account unless, at the time of tender and at the end of the proration period or period during which Shares are accepted by lot (including any extensions thereof), the person so tendering both (i) has a net long position equal to or greater than the amount of (x) Shares tendered or (y) other securities immediately convertible into or exchangeable or exercisable for the Shares tendered and will acquire the Shares for tender by conversion, exchange or exercise and (ii) will deliver or cause to be delivered the Shares in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. The Company's acceptance for payment of Shares tendered pursuant to the Offer on the Payment Date will constitute a binding agreement between the tendering shareholder and the Company upon the terms and conditions of the Offer.

     CERTIFICATES FOR SHARES, TOGETHER WITH A PROPERLY COMPLETED LETTER OF TRANSMITTAL AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO THE COMPANY. ANY SUCH DOCUMENTS DELIVERED TO THE COMPANY WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE VALIDLY TENDERED.

4. WITHDRAWAL RIGHTS.

     Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Time, but in no event after the Expiration Time. Additionally, if not yet accepted for payment after the expiration of forty business days from the commencement of the Tender Offer, shareholders may withdraw their tendered shares.

     For a withdrawal to be effective, a notice of withdrawal must be in written form and transmitted by mail, overnight courier, hand-delivery, telegraph, telex or facsimile and must be received in a timely manner by the Depositary at the address set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the tendering shareholder, the number of Shares to be withdrawn and the name of the registered holder of such Shares. If the certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the release of such certificates, the tendering shareholder must also submit the serial numbers shown on the particular certificates for Shares to be withdrawn and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered for the account of an Eligible Institution). If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 3 of "The Offer" herein, the notice of withdrawal also must specify the name and the number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with the Book-Entry Transfer Facility's procedures. All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by the Company, in its sole discretion, which determination will be final and binding. Neither of the Company the Depositary nor any other person shall be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor shall any of them incur liability for failure to give any notice. Withdrawals may not be rescinded and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the

Offer unless the withdrawn Shares are validly retendered prior to the Expiration Time by following one of the procedures described in Section 3 of "The Offer" herein.

     If the Company extends the Offer, is delayed in its purchase of Shares or is unable to purchase Shares pursuant to the Offer for any reason, then, without prejudice to the Company's rights under the Offer, the Depositary may, subject to applicable law, retain tendered Shares on behalf of the Company, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 4.

5. PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE.

     Upon the terms and subject to the conditions of the Offer, the Company will accept for payment on the Payment Date and thereafter purchase 2,175,492 Shares at the Purchase Price (subject to increase or decrease as provided in Section 14 of "The Offer" herein) (representing 50% of the outstanding shares of the Company's common stock) validly tendered, and not withdrawn, or such lesser number of shares as are validly tendered as permitted in Section 4 of "The Offer" herein. For purposes of the Offer, the Company will be deemed to have accepted for payment, and therefore purchased, Shares that are validly tendered and not withdrawn (subject to the proration provisions of the Offer) only when and if it gives written notice to the Depositary of its acceptance of the Shares for payment pursuant to the Offer, following the Payment Date.

     The Company will pay for Shares purchased pursuant to the Offer by either an irrevocable deposit or the extension of an irrevocable line of credit arranged for by Mucho, on behalf of the Company, as a wholly owned subsidiary in an amount equal to the aggregate Purchase Price made available to the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from the Company and transmitting payment to the tendering shareholders.

     In the event of proration, the Company will determine the proration factor as soon as practicable following the Expiration Time and pay for those tendered Shares accepted for payment on the Payment Date, which shall be immediately upon consummation of the Merger. The Company, however, does not expect to be able to announce the final results of any proration and commence payment for Shares purchased until approximately five business days after the Expiration Time. Certificates for all Shares tendered and not purchased due to proration, will be returned (or, in the case of Shares tendered by book-entry transfer, will be credited to the account maintained with the Book-Entry Transfer Facility by the participant therein who so delivered the Shares) to the tendering shareholder at the Company's expense as promptly as practicable after the Payment Date or termination of the Offer without expense to the tendering shareholders. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE BE PAID BY THE COMPANY BY REASON OF ANY DELAY IN MAKING PAYMENT. In addition, if certain events occur, the Company may not be obligated to purchase Shares pursuant to the Offer. See
Section 6 of "The Offer" herein.

     The Company will pay all stock transfer taxes, if any, payable on the transfer to it of Shares purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See Instruction 6 of the Letter of Transmittal.

6. CERTAIN CONDITIONS OF THE OFFER.


     Notwithstanding any other provision of the Offer, the Company will not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for Shares tendered, subject to Rule 13e-4(f) under the Exchange Act, if at any time on or after November 30, 2000, and prior to the Expiration Date, any of the following events shall have occurred (or shall have been determined by the Company to have occurred) that, in the Company's reasonable judgment and regardless of the circumstances giving rise thereto (including any action or omission to act by the Company), makes it inadvisable to proceed with the Offer or with acceptance for payment:


     (a) the failure of the Company to obtain the approval of the Merger by TEAM America's shareholders;

     (b) there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly (i) challenges the making of the Offer, the acquisition of some or all of the Shares pursuant to the Offer or otherwise relates in any manner to the Offer, or (ii) in the Company's reasonable judgment, could materially and adversely affect the business, condition (financial or otherwise), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries or materially impair the contemplated benefits of the Offer to the Company;

     (c) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or the Company or any of its subsidiaries, by any court or any authority, agency or tribunal that, in the Company's reasonable judgment, would or might directly or indirectly (i) make the acceptance for payment of, or payment for, some or all of the Shares illegal or otherwise restrict or prohibit consummation of the Offer, (ii) delay or restrict the ability of the Company, or render the Company unable, to accept for payment or pay for some or all of the Shares, (iii) materially impair the contemplated benefits of the Offer to the Company, (iv) materially and adversely affect the business, condition (financial or otherwise), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries, or (v) make it likely that the Shares would be delisted from trading on Nasdaq following the Offer;


     (d) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, (iv) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event that, in the Company's reasonable judgment, might affect, the extension of credit by banks or other lending institutions in the United States, (v) any change in the general political, market, economic or financial conditions in the United States or abroad that could, in the reasonable judgment of the Company, have a material adverse effect on the Company's business, operations or prospects or the trading in the Shares, (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof, or (vii) any decline in either the Dow Jones Industrial Average or the Standard and Poor's Index of 500 Industrial Companies by an amount in excess of 10% measured from the close of business on November 30, 2000; or


     (e) except as otherwise disclosed in this Offer to Purchase, a tender or exchange offer for any or all of the Shares (other than the Offer), or any merger, business combination or other similar transaction with or involving the Company or any subsidiary, shall have been proposed, announced or made by any person (see, "The Merger Agreement" above).

The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances (including any action or omission by the Company) giving rise to any such condition, and may be waived by the Company, in whole or in part, at any time and from time to time in its reasonable judgment. All of the offering conditions will be satisfied or waived prior to Expiration Time. The Company's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Company concerning the events described above will be final and binding.

7. PRICE RANGE OF SHARES.

     The Company's common stock was quoted on the Nasdaq National Market under the symbol "TMAM" from the commencement of its initial public offering on December 10, 1996 until October 1, 1999, when its common stock began trading on the Nasdaq SmallCap Market. The following table sets forth, for the periods indicated, the high and low sales prices for the Company's common stock, as reported on the Nasdaq National Market and the Nasdaq SmallCap Market.


                                                              COMMON STOCK PRICE
                                                              ------------------
                      CALENDAR PERIOD                          HIGH        LOW
                      ---------------                         -------    -------
Fiscal 1998:
  First Quarter.............................................  $17.50     $ 9.50
  Second Quarter............................................  $14.00     $10.00
  Third Quarter.............................................  $10.44     $ 5.00
  Fourth Quarter............................................  $ 7.50     $ 4.13
Fiscal 1999:
  First Quarter.............................................  $ 6.50     $ 4.00
  Second Quarter............................................  $ 5.38     $ 4.13
  Third Quarter.............................................  $ 6.88     $ 4.00
  Fourth Quarter............................................  $ 7.25     $ 5.25
Fiscal 2000:
  First Quarter.............................................  $ 7.13     $ 5.63
  Second Quarter............................................  $ 6.66     $ 3.13
  Third Quarter.............................................  $ 6.00     $ 4.06
  Fourth Quarter (through November 24, 2000)................  $ 4.81     $ 3.00



     As of November 10, 2000, the number of record holders of Company common stock, was approximately 253. The closing sales price of the common stock on November 24, 2000, was $4.72.


     The Company has not paid any cash dividends to holders of its common stock and does not anticipate paying any cash dividends in the foreseeable future, but intends instead to retain future earnings for reinvestment in its business. The payment of any future dividends would be at the discretion of the Company's board of Directors and would depend upon, among other things, its future earnings, operations, capital requirements, general financial condition and general business conditions.

8. SOURCE AND AMOUNT OF FUNDS.

     Assuming the Company purchases 2,175,492 Shares pursuant to the Offer at the Purchase Price, representing up to 50% of the outstanding shares of the Company on November 10, 2000, the Company expects the maximum aggregate cost, including all fees and expenses applicable to the Offer, to be approximately $15.0 million. The Company intends to fund the purchase of Shares pursuant to the Offer and the payment of related fees and expenses from funds arranged for by Mucho, on behalf of the Company, either in cash or by means of an irrevocable deposit or the establishment of an irrevocable line of credit accessible by the Disbursing Agent, as agent for the holders of the Company's Common Stock tendered pursuant to the Offer, in accordance with the terms of the Agreement. This Offer is conditioned upon the approval of the Merger by TEAM America's shareholders.

     Provident Capital Corp. ("Provident") has executed a commitment letter with the Company and Mucho which, subject to final documentation, provides for a senior secured revolving credit facility (the "Facility") on the following terms and conditions:

     - a Facility up to $18,000,000.00, of which $10,000,000 will be held and underwritten by Provident;

     - a term of 5 years, 6 months;

     - interest rate at prime +1% or LIBOR plus 3.5% per annum;

     - proceeds will be used to refinance TEAM America's existing senior debt, to finance the Offer, to fund costs and expenses of the merger transaction and to provide funds for future acquisitions of PEO's by TEAM Mucho;

     - the Facility will be secured by all of TEAM Mucho's assets;

     - an initial advance of up to $4,000,000 shall be available at closing to finance the merger and the Offer; this initial advance will be payable interest only for 24 months and will thereafter amortize over 42 months in equal monthly installments;

     - additional funds will be available for acquisitions limited to companies
       (a) in the same line of business, (b) with positive operating income, and
       (c) not causing a default on a pro forma basis after giving effect to the acquisition;

     - availability for acquisitions under the Facility will be limited by TEAM Mucho's ability to maintain ratios based on multiples of its EBITDA;

     - amounts drawn for acquisitions will be amortized from the date of funding over the remaining term of the Facility;

     - the Facility may be prepaid, subject to the payment of premiums payable during the first 3 years of the term;

     - the Facility must be paid down, in addition to regular payments, with the proceeds of the sale of assets, condemnation awards, tax refunds, proceeds from the sale of additional debt or equity securities in excess of $25 million, proceeds of key man life insurance and, beginning 2002, with 50% of excess cash flow as defined in the facility;

     - Provident's obligation is subject to "usual and customary" conditions precedent, including, without limitation: satisfactory documentation; satisfaction with the structure of the transaction, sources and uses of proceeds, and implementation of a budget; satisfaction with due diligence, the Form S-4 and borrower's EBITDA; the merger being cashless (as between TEAM and Mucho); arrangement for $10.0 million of convertible preferred stock on satisfactory terms; sum of cash and undrawn portion of the Facility being not less than $17.0 million at closing; receipt of customary documentation; no material adverse changes; payment of fees; receipt of governmental approvals; and no material litigation;

     - the Facility will contain "usual and customary" financial covenants, including but not limited to: minimum EBITDA; maximum senior and total debt to cash flow; minimum interest and fixed charge coverage; minimum net worth; limitation on capital expenditures; limitations on Mucho operating losses and limitation on payment of management fees or other distributions to shareholders or affiliates;

     - default will be defined according to customary and appropriate terms;

     - closing fees will be 2% of the Facility; and

     - conditions precedent to funding of the Facility, which shall include those usual and customary for transactions of this nature, shall be waived or satisfied prior to closing.

9. CERTAIN INFORMATION CONCERNING THE COMPANY.

  General

     The Company provides outsourcing to small and medium sized businesses in the areas of human resource administration, regulatory compliance management, employee benefits administration, regulatory compliance management, employee benefits administration, risk management services and employer liability protection, payroll and payroll tax administration and placement services. The Company's principal executive office is located at 110 East Wilson Bridge Road, Worthington, Ohio 43085.

  Summary Historical Consolidated Financial Information

     The Company's financial information (other than book value per share) set forth for the years ended December 31, 1998 and 1999 is set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 1999 (the "Company's 1999 Annual Report"). The financial information (other than book value per share) set forth below for the six months ended September 30, 1999 and 2000 is summarized or prepared from the unaudited consolidated financial statements set forth in the company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000 (the "Company's 2000 Third Quarter Report"). The Company's 1999 Annual Report, and the Company's 2000 Third Quarter Report are hereby incorporated herein by reference. More comprehensive financial information is included in such reports and the information below is qualified in its entirety by reference to such reports and all of the financial statements and related notes contained therein, copies of which may be obtained as set forth below under the caption "Further Information."

10. INTEREST OF DIRECTORS AND OFFICERS AND PRINCIPAL SHAREHOLDERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING SHARES.

     As of the close of business on November 10, 2000, the Company had 4,350,984 Shares issued and outstanding.

     Each outstanding Share is entitled to one vote. The 2,175,492 Shares that the Company is offering to purchase pursuant to the Offer represent 50% of the Shares outstanding on November 10, 2000 (approximately 41% assuming exercise of outstanding exercisable Options).

     As of September 30, 2000, the Company's directors and executive officers as a group (6 persons) beneficially owned an aggregate of 787,960 Shares representing approximately 18.1% of the outstanding Shares, assuming the exercise by such persons of options that are currently exercisable or that are exercisable within 60 days.

     Neither the Company nor, to the best of the Company's knowledge, any of the Company's directors or executive officers, nor any affiliates of any of the foregoing, had any transactions involving the Shares during the 60 business days prior to the date hereof.

     Executive officers and directors of the Company may participate in the Offer on the same basis as the Company's other shareholders. The Company has been advised that one director and executive officer intends to tender up to 150,000 Shares pursuant to the Offer. The Company, however, does not know at this time the actual total number of shares that such persons will tender pursuant to the Offer.

     The following table sets forth, as of September 30, 2000, the beneficial ownership of the Shares of each of the directors and executive officers of the Company and all directors and executive officers as a group, the number of Shares for which the director or executive officer has indicated an intention to tender, and the percent of Shares currently beneficially owned to the total number of shares outstanding after the Offer, assuming 150,000 shares have been purchased pursuant to the Offer.

     Unless otherwise indicated, all information with respect to beneficial ownership has been furnished by the respective director or executive officer, as the case may be.

     The following table shows the beneficial ownership of the Company's directors and executive officers as of September 30, 2000 and the amount of shares each person currently intends on selling in the Offer. The number of Shares for which the director or executive officer has indicated an intention to tender is based on the present intention of the named individual, and each such individual reserves the right to tender all or a portion of the Shares beneficially owned by him or her.

                                                            COMMON SHARES
                                                            BENEFICIALLY                SHARES TO BE
                         NAME(1)                              OWNED(2)       PERCENT      TENDERED
                         -------                            -------------    -------    ------------
Kevin T. Costello(3)(4)...................................     718,600        16.5%       150,000
Thomas L. Gerlacher.......................................           0            *             0
Charles Dugan(5)..........................................      37,200            *             0
Crystal Faulkner(6).......................................       3,500            *             0
William W. Johnston(7)....................................      12,660            *             0
M.R. Swartz(8)............................................      16,000            *             0
All directors and executive officers as a group (6
  persons)................................................     787,960        18.1%       150,000

---------------

 * Represents less than 1% of the Company's outstanding Shares.

(1) The address of Messrs. Costello, Gerlacher, Dugan, Johnston and Swartz and Ms. Faulkner is 110 East Wilson Bridge Road, Worthington, Ohio 43085.

(2) Beneficial ownership is determined in accordance with the rules of the SEC which generally attribute ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those shares.

(3) Includes 28,200 shares owned of record by Mr. Costello of which he has the sole voting and investment power and 273,200 shares owned of record by Mr. Costello and his wife, Anne M. Costello, as joint tenants, of which Mr. Costello shares with his wife voting and investment power. Also includes 232,200 shares, which Mr. Costello has a right to vote and dispose as general partner of TEAM Partners LP, a limited partnership in which Mr. Costello contributed 100,000 shares, Mr. Schilg contributed 100,000 shares and Mr. Dugan contributed 32,200 shares as limited partners. Also includes 60,000 shares as to which Mr. Costello has the right to acquire beneficial ownership upon the exercise of stock options exercisable within 60 days of September 30, 2000.

(4) Does not include 600,000 shares that vest upon the closing of the Merger.

(5) Includes 5,000 shares as to which Mr. Dugan has the right to acquire beneficial ownership upon the exercise of stock options exercisable within 60 days of September 30, 2000.

(6) Includes 2,000 shares as to which Ms. Faulkner has the right to acquire beneficial ownership upon the exercise of stock options exercisable within 60 days of September 30, 2000.

(7) Includes 12,360 shares as to which Mr. Johnston has the right to acquire beneficial ownership upon the exercise of stock options exercisable within 60 days of September 30, 2000.

(8) Includes 5,000 shares as to which Mr. Swartz has the right to acquire beneficial ownership upon the exercise of stock options exercisable within 60 days of September 30, 2000.

     Except for outstanding options to purchase shares granted to directors and executive officers and as otherwise described herein, neither the Company nor, to the best of the Company's knowledge, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

11. EFFECTS OF THE OFFER ON THE MARKET FOR SHARES; REGISTRATION UNDER THE EXCHANGE ACT.

     The Company's purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise be traded publicly and may reduce the number of shareholders. Pursuant to the Merger, however, the Company will issue up to an additional 5,925,925 shares of the Company's common stock to current holders of Mucho common stock, which will serve to increase the number of shares and should serve to increase the number of shareholders of the Company. Regardless, the Company anticipates there will be a sufficient number of Shares outstanding and publicly traded following consummation of the Offer to ensure a continued trading market for the Shares. Based upon published guidelines of Nasdaq, the Company does not believe its purchase of Shares pursuant to the Offer will cause the Company's remaining Shares to be delisted from Nasdaq. Depending on the number of Shares purchased in the Offer and the trading price of the Shares after the Expiration Time, however, the Company may not satisfy one of the continued listing standards of Nasdaq, which would require the Company to prepare a reasonable plan to meet then-existing listing standards within 90 days in order to maintain its listing on Nasdaq. Such a delisting of the Shares, together with the substantial decrease in the percentage of Shares held by shareholders, could result in a substantial decrease in the liquidity of the Shares, even if the Company continues to be a reporting company under the Exchange Act and continues to file the periodic reports (including annual and quarterly reports) required to be filed thereunder. If the Shares are delisted from Nasdaq, the Shares may only be able to trade in the over-the-counter market. Although prices in respect of trades may be published by the National Association of Securities Dealers, Inc. on its electronic bulletin board and "pink sheets," quotes for such shares would not be as readily available; accordingly, the Shares could trade much less frequently than the Shares traded prior to any such delisting, which could have a material adverse effect on the market value of the Shares.

     The Shares are registered under the Exchange Act, which requires, among other things, that the Company furnish certain information to its shareholders and the Commission and comply with the Commission's proxy rules in connection with meetings of the Company's shareholders. The Company believes its purchase of Shares pursuant to the Offer will not result in the Shares becoming eligible for deregistration under the Exchange Act.

     Shares the Company acquires pursuant to the Offer will be held in the Company's treasury (unless and until the Company determines to retire any such Shares) and will be available for the Company to issue without further shareholder action (except as required by applicable law or the rules applicable to companies with shares traded on Nasdaq or any other securities exchange on which the Shares may be listed) for purposes including, but not limited to the raising of additional capital for use in the Company's business and the satisfaction of obligations under existing or future employee benefit plans. The Company has no current plans for the issuance of Shares repurchased pursuant to the Offer by the Company. The repurchased Shares will be authorized but unissued Shares.

12. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

     The Company is not aware of any license or regulatory permit material to the Company's business that might be adversely affected by the Company's acquisition of Shares as contemplated herein or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Company as contemplated herein. Should any such approval or other action be required, the Company presently contemplates that such approval or other action will be sought. The Company is unable to predict whether it will be required to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Company's business. The Company's obligations under the Offer to accept for payment and pay for Shares is subject to certain conditions. See Section 6 of "The Offer" herein.

13. CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.

     The following summary describes the principal United States federal income tax consequences to United States Holders (as defined below) of a sale of Shares pursuant to the Offer. Those shareholders who do not participate in the Offer should not incur any United States federal income tax liability from the Offer. This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), existing United States Treasury Regulations promulgated thereunder, published rulings, administrative pronouncements and judicial decisions, changes to which could affect the tax consequences described herein (possibly on a retroactive basis).

     This summary addresses only Shares held as capital assets. It does not address all of the United States federal tax consequences that may be relevant to particular shareholders in light of their personal circumstances, or to certain types of shareholders (such as certain financial institutions, dealers or traders in securities or commodities, insurance companies, tax-exempt organizations or persons who hold Shares as a position in a "straddle" or as part of a "hedging" or "conversion" transaction or that have a functional currency other than the United States dollar). This summary may not be applicable with respect to Shares acquired as compensation (including Shares acquired upon the exercise of options or which were or are subject to forfeiture restrictions). This summary does not address the state, local or foreign tax consequences of participating in the Offer. EACH HOLDER OF SHARES SHOULD CONSULT SUCH HOLDER'S TAX ADVISOR AS TO THE PARTICULAR CONSEQUENCES TO SUCH HOLDER OF PARTICIPATION IN THE OFFER.

     A "United States Holder" is a holder of Shares that for United States federal income tax purposes is (i) a citizen or resident of the United States,
(ii) a corporation or partnership created or organized in or under the laws of the United States or any State or division thereof (including the District of Columbia), (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust (a) the administration over which a United States court can exercise primary supervision and (b) all of the substantial decisions of which one or more United States persons have the authority to control, and certain other trusts considered United States Holders for federal income tax purposes. A "Non-United States Holder" is a holder of Shares other than a United States Holder.

     A United States Holder participating in the Offer will be treated either as having sold Shares or as having received a dividend distribution from the Company. In that regard, under Section 302 of the Code, a United States Holder whose Shares are sold pursuant to the Offer will be treated as having sold Shares if the sale (i) results in a "complete termination" of all of such holder's equity interest in the Company, (ii) is a "substantially disproportionate" redemption with respect to such holder or (iii) is "not essentially equivalent to a dividend" with respect to such holder. In applying each of the Section 302 tests, a United States Holder will be treated as owning Shares actually or constructively owned by certain related individuals and entities.

     The receipt of cash by a shareholder will result in a "complete termination" of the shareholder's interest if either (i) all of the Shares that are actually and constructively owned by the shareholder are transferred pursuant to the Offer or (ii) all of the Shares actually owned by the shareholder are sold pursuant to the Offer and the shareholder is eligible to waive, and effectively waives, the attribution of the Shares constructively owned by the shareholder in accordance with the procedures described in the Code. A sale of Shares will be "substantially disproportionate" with respect to a United States Holder if the percentage of the then outstanding Shares actually and constructively owned by such holder immediately after the sale of Shares pursuant to the Offer is less than 80% of the percentage of the Shares actually and constructively owned by such holder immediately before the sale (treating Shares sold pursuant to the Offer as outstanding). A United States Holder will satisfy the "not essentially equivalent to a dividend" test if the reduction in such holder's proportionate interest in the Company constitutes a "meaningful reduction" given such holder's particular facts and circumstances. The IRS has concluded in a published ruling that even a minor reduction in the percentage interest of a shareholder whose relative stock interest in a publicly held corporation is minimal and who exercises no control over corporate affairs constitutes such a "meaningful reduction."

     If a United States Holder is treated as having sold Shares, such holder will recognize capital gain or loss equal to the difference between the amount of cash received and such holder's adjusted tax basis in the Shares sold to the Company. In the case of an individual United States Holder whose holding period for such Shares exceeds one year, the maximum marginal United States federal income tax rate of 20% applicable to such gain will be lower than the maximum marginal United States federal income tax rate applicable to ordinary income of 39.6%.

     If a United States Holder who participates in the Offer is not treated as having sold Shares, such holder will be treated as receiving a dividend to the extent of such holder's ratable share of the Company's earnings and profits. Such a dividend may be included in the United States Holder's gross income as ordinary income without reduction for the adjusted tax basis of the Shares sold. In such event, the United States Holder's adjusted tax basis in its Shares sold in the Offer generally will be added to such holder's adjusted tax basis in the remaining Shares. A dividend received by a corporate United States Holder may be
(i) eligible for a dividends-received deduction (subject to applicable limitations) and (ii) subject to the "extraordinary dividend" provisions of the Code. To the extent, if any, that the cash received by a United States Holder exceeds the Company's earnings and profits, it will be treated first as a tax-free return of such United States Holder's tax basis in the Shares and thereafter as capital gain. See Section 3 with respect to the application of United States federal income tax withholding to payments made to Non-United States Holders and the backup withholding tax requirements.

     THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. EACH SHAREHOLDER IS URGED TO CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS, AND OF CERTAIN FEDERAL TAX LAWS.

14. EXTENSION OF THE OFFER; TERMINATION; AMENDMENT.

     The Company expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 6 of "The Offer" herein shall have occurred or shall be deemed by the Company to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement thereof. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer and to the rights of a tendering shareholder to withdraw such shareholder's Shares. The Company also expressly reserves the right, in its reasonable discretion, to terminate the Offer and not accept for payment or pay for any Shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for Shares upon the occurrence of any of the conditions specified in Section 6 of "The Offer" hereof by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement thereof. The Company's reservation of the right to delay payment for Shares which it has accepted for payment is limited by the Exchange Act, which requires that the Company must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, the Company further reserves the right, in its reasonable discretion, and regardless of whether any of the events set forth in Section 6 of "The Offer" herein shall have occurred or shall be deemed by the Company to have occurred, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of Shares or by decreasing or increasing the number of Shares being sought in the Offer). Amendments to the Offer may be made at any time and from time to time effected by public announcement thereof, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., Eastern Standard Time, on the next business day after the last previously scheduled or announced Expiration Time. Any public announcement made pursuant to the Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of such change. Without limiting the manner in which the Company may choose to make a public announcement, except as required by applicable law, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

     If the Company materially changes the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Company will extend the Offer to the extent required under the Exchange Act. These rules provide that the minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If (i)(a) the Company increases or decreases the price to be paid for Shares, (b) increases the number of Shares being sought in the Offer and, in the event of an increase in the number of Shares being sought, such increase exceeds 2% of the outstanding Shares, or (c) decreases the number of Shares being sought, and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given in the manner specified in this Section 14, the Offer will be extended until the expiration of such period of ten business days. For the purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or Federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, Eastern Standard Time.

15. FEES AND EXPENSES.

     The Company has retained National City Bank to act as Depositary in connection with the Offer. The Depositary will receive reasonable and customary compensation for its services, will be reimbursed by the Company for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws. The Company estimates that it will pay National City up to $25,000 in fees.

     THE DEPOSITARY HAS NOT BEEN RETAINED TO MAKE SOLICITATIONS OR RECOMMENDATIONS IN CONNECTION WITH THE OFFER.

     No fees or commissions will be payable by the Company to brokers, dealers or other persons for soliciting tenders of Shares pursuant to the Offer. Shareholders holding Shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if shareholders tender Shares through such brokers or banks and not directly to the Depositary. The Company, however will reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of the Company or the Depositary for purposes of the Offer. The Company will pay or cause to be paid all stock transfer taxes, if any, on its purchase of Shares except as otherwise provided in Instruction 6 in the Letter of Transmittal.

16. MISCELLANEOUS.

     The Company is not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If the Company becomes aware of any jurisdiction where the making of the Offer or the acceptance of Shares pursuant thereto is not in compliance with any valid applicable law, the Company will make a good faith effort to comply with the applicable law. If, after such good faith effort, the Company cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such jurisdiction. In any jurisdiction the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on the Company's behalf by one or more registered brokers or dealers licensed under the laws of the jurisdiction.

                              FURTHER INFORMATION

     The Company files reports, proxy statements and other information with the Commission under the Exchange Act. These reports and statements are available upon request from the Secretary of the Company at the Company's principle executive office. This information may be read and copied at the following Commission locations:

    Public Reference Room   New York Regional Office  Chicago Regional Office
    450 Fifth Street, N.W.  7 World Trade Center      Citicorp Center
    Room 1024               Suite 1300                500 West Madison Street
    Washington, D.C. 20549  New York, New York 10048  Suite 1400
                                                      Chicago, Illinois 60661-2511

     Copies of this information are also available by mail from the Commission's Public Reference Section, 450 Fifth Street, N.W., Room 1024, Washington D.C., 20549, at prescribed rates. Further information on the operation of the Commission's Public Reference Room in Washington, D.C. may be obtained by calling the Commission at 1-800-SEC-0330.

     The Commission also maintains a world wide web site that contains reports, proxy statements and other information about registrants, such as the Company, that file electronically with the Commission. The address of that web site is http://www.sec.gov.

     THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER SHAREHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER. THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, ANY SUCH RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

     Pursuant to Rule 13e-4 of the General Rules and Regulations of the Commission under the Exchange Act, the Company has filed with the Commission a Schedule TO that contains additional information with respect to the Offer. Such Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 9 of "The Offer" herein with respect to information concerning the Company.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE COMPANY IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

                                      TEAM AMERICA CORPORATION


November 30, 2000